SUB-ITEM 77E:  LEGAL PROCEEDINGS
Like many other mutual fund companies, in September 2003, Federated Investors, Inc., the parent company of the Federated funds' advisers and distributor (collectively, "Federated"), received detailed requests for information on shareholder trading activities in the Federated funds ("Funds") from the SEC, the New York State Attorney General, and the National Association of Securities Dealers.
Since that time, Federated has received
additional inquiries from regulatory authorities on these and related matters, and more such inquiries may be received in the future.
As a result of these inquiries, Federated and the Funds have conducted an internal investigation of the matters raised, which revealed instances in which a few investors were granted exceptions to Federated's internal procedures for limiting frequent transactions and that one of these investors made an additional investment in another
 Federated fund. The investigation has also identified inadequate procedures which permitted a limited number of investors (including several employees) to engage in undetected frequent trading activities and/or the placement and acceptance of orders to purchase shares of fluctuating net asset value funds after the funds' closing times. Federated has issued a series of press releases
describing these matters in greater detail and emphasizing that it is committed to compensating the Funds for any detrimental impact these
transactions may have had on them.  In that regard, on
 February 3, 2004, Federated and the independent directors of the Funds announced the establishment by Federated of a restoration fund that is intended to cover any such detrimental impact.
The press releases and related
communications are available in the "About Us" section of Federated's website at FederatedInvestors.com, and any future press releases on this subject will also be posted there.
Shortly after Federated's first public announcement concerning the foregoing matters, and notwithstanding Federated's commitment to taking remedial actions, Federated and various Funds were named as
 defendants in several class action lawsuits now pending in the United States District Court for the District of Maryland seeking damages of unspecified amounts. The lawsuits were purportedly filed on behalf of people who purchased, owned and/or redeemed shares of Federated-sponsored mutual funds during specified periods beginning
 November 1, 1998.  The suits are
generally similar in alleging that Federated engaged in illegal and improper trading practices including market timing and late trading in concert with certain institutional traders, which allegedly caused financial injury to the mutual fund shareholders. Federated and various Funds have also been named as defendants in several additional lawsuits, the majority of which are now pending in the United States District Court for the Western
District of Pennsylvania, alleging, among other things, excessive advisory and Rule 12b-1 fees, and seeking damages of unspecified amounts.
The board of the Funds has retained the law firm
 of Dickstein Shapiro Morin & Oshinsky LLP to represent the Funds in these lawsuits.
Federated and the Funds, and their respective counsel, are reviewing the allegations and will respond appropriately.
  Additional lawsuits based
upon similar allegations may be filed in the future.
The potential impact of these recent lawsuits and
 future potential similar suits is uncertain.
Although we do not believe that these lawsuits will have a material adverse effect on the Funds, there can be no assurance that these suits,
the ongoing adverse publicity and/or other developments resulting from the regulatory investigations will not result in increased Fund redemptions, reduced sales of Fund shares, or other adverse consequences for the Funds.


SUB-ITEM 77M:  Mergers

Pursuant to the Securities Act of 1933, as amended, and the General Rules and Regulations thereunder, a Registration Statement on Form N-14,
SEC File No. 333-113567, was filed on
July 29, 2004.  This filing relates to an Agreement
 and Plan of Reorganization whereby
Federated Short-Term Income Fund, Class A Shares and
 Institutional Service Shares

(Surviving Funds), portfolios of Federated Income
 Securities Trust, acquired all of the assets of Limited Term Fund, Class A Shares and Class F Shares
 (Acquired Funds), portfolios of
Federated Fixed Income Securities, Inc., in exchange for shares of the Surviving Funds. Shares of the Surviving Fund were distributed on a pro rata basis to the shareholders of the Acquired
Fund in complete liquidation and termination of the Acquired Fund. As a result, effective
August 28, 2004 each shareholder of the Acquired
Fund became the owner of Surviving Fund
shares having a total net asset value equal to the total net asset value of his or her holdings in the Acquired Fund.

The Agreement and Plan of Reorganization providing for the transfer of the assets of the Acquired Fund to the Surviving Fund was approved by the Board of Directors at their Regular
Meeting held on November 13, 2003, and was also approved by Acquired Fund shareholders at a Special Meeting held on August 27, 2004.

The Agreement and Plan of Reorganization for this merger is hereby incorporated by reference from the definitive Prospectus/Proxy Statement filed with the SEC on July 29, 2004.







SUB-ITEM 77M:  Mergers

Pursuant to the Securities Act of 1933, as amended,
 and the General Rules and Regulations
thereunder, a Registration Statement on Form N-14,
 SEC File No. 333-113567, was filed on
July 29, 2004.  This filing relates to an Agreement
 and Plan of Reorganization whereby
Federated Short-Term Income Fund, Institutional
Service Shares and Class Y Shares (Surviving
Fund), a portfolio of Federated Income Securities
Trust, acquired all of the assets of Federated
Limited Duration Fund, Institutional Service
Shares and Institutional Shares (Acquired Fund), a portfolio of Federated Total Return Series, Inc., in exchange for shares of the Surviving Fund.
Shares of the Surviving Fund were distributed on a pro rata basis to the shareholders of the Acquired Fund in complete liquidation and termination of the Acquired Fund. As a result, effective July 6, 2004, each shareholder of the Acquired Fund became the owner of Surviving
Fund shares having a total net asset value equal to the total net asset value of his or her holdings in the Acquired Fund.

The Agreement and Plan of Reorganization providing for the transfer of the assets of the Acquired
Fund to the Surviving Fund was approved by the Board of Directors at their Regular Meeting held on February 12, 2004, and was also approved by Acquired Fund shareholders at a Special Meeting held on August 27, 2004.

The Agreement and Plan of Reorganization for this merger is hereby incorporated by reference from the definitive Prospectus/Proxy Statement filed with the SEC on July 29, 2004.




SUB-ITEM 77-Q1:  EXHIBITS

AMENDMENT #10
TO THE BY-LAWS
OF
FEDERATED INCOME SECURITIES TRUST
Effective September 21, 2004
Insert the following into Article II, Power and
 Duties of Trustees and Officers and renumber
Section 11 as Section 12:
Section 11.  Chief Compliance Officer.
The Chief Compliance Officer shall be
responsible for administering the Trust's policies and procedures approved by the Board under Rule 38a-1 of the Investment
Company Act of 1940, as amended.
Notwithstanding any other provision of these By-Laws, the designation, removal and compensation of Chief Compliance Officer are subject to Rule 38a-1 under
the Investment Company Act of 1940, as amended.